SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
November 8, 2002

Commission File No. 001-11155

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	23-1128670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO 80903
(Address of principal executive offices)                               (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

Item 5. Other Events.

The Company announced today that its Board of Directors has authorized a dividend of $0.15 per depositary share payable on January 1, 2003 to holders of record as of December 9, 2002. Each depositary share represents one-quarter of a share of the Company’s Series A Convertible Exchangeable Preferred Stock.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c) Exhibits

          Exhibit 99.1 - Press release dated November 8, 2002.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: November 8, 2002	By: /s/ Ronald H. Beck
Ronald H. Beck
Vice President - Finance and Treasurer
(A Duly Authorized Officer)

EXHIBIT 99.1

Westmoreland Declares Dividend
On Series A Convertible Exchangeable
Preferred Stock

Colorado Springs, CO – November 8, 2002 -- Westmoreland Coal Company (AMEX:WLB) announced today that its Board of Directors has authorized a dividend of $0.15 per depositary share payable on January 1, 2003 to holders of record as of December 9, 2002. Each depositary share represents one-quarter of a share of the Company’s Series A Convertible Exchangeable Preferred Stock.

The certificate of designation establishing the Series A Convertible Exchangeable Preferred Stock provides that, if the Company does not pay a dividend of $0.53125 per depositary share on each January 1, April 1, July 1 and October 1 commencing October 1, 1992, the unpaid amounts accumulate. Therefore, $0.38125 per depositary share will accumulate on January 1, 2003.

Westmoreland Coal Company is the oldest continuously operating independent coal company in the United States and ranked as a top ten U.S. coal producer in 2001. The Company’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership interests in two coal-fired and one natural gas-fired generating plants. The Company also owns a 20% interest in an Atlantic coast coal shipping and terminal facility. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector.

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Contact: Diane Jones (719) 442-2600